                                                                  EXHIBIT 10.13

                              CLARK-SCHWEBEL, INC.
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is effective as of June 1, 1998, between CLARK-SCHWEBEL, INC., a Delaware corporation (the "Company"), and ("Executive") and shall become effective on the Effective Date (as defined below).

         WHEREAS, the execution and delivery of this Agreement by the Company and Executive is made to ensure the continued dedication and loyalty of Executive to the Company and the fair treatment of Executive upon the sale of the Company.

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. So long as Executive is an employee of the Company on the Effective Date (as defined below), the Company shall employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date (the "Effective Date") of the consummation of a Change of Control Transaction (as defined below) and ending on the Expiration Date (as defined below) unless terminated earlier in accordance with the provisions of Section 4 hereof (the "Employment Period"); provided, however, that if a Change of Control Transaction occurs and Executive's employment with the Company is terminated by the Company prior to the Effective Date, upon a final determination (which determination shall be made by an arbitrator in accordance with the provisions set forth in
Section 16 hereof) that such termination was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control Transaction, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of Executive's employment by the Company. A "Change of Control Transaction" shall be deemed to occur when (a) neither Vestar/CS Holding Company, L.L.C. nor any of its affiliates ("Vestar") directly or indirectly is able to elect or designate for election a majority of the members of the board of directors of the Company, (b) neither Clark-Schwebel Holdings, Inc. nor any of its affiliates ("Holdings") owns a majority of the outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company, or (c) the Company transfers all or substantially all of its assets to any person or entity other than Vestar or Holdings.

         2. Position and Duties.

         (a) During the Employment Period, Executive shall serve as the of the Company and shall have the normal duties, responsibilities and authority of the , subject to the power of the board of directors of the Company (the "Board") to expand or limit such duties, responsibilities and authority and to override actions of the .

         (b) During the Employment Period, Executive shall report to his immediate supervisor or the Board, as applicable, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         3. Base Salary and Benefits. During the Employment Period, Executive shall be entitled to the following:

         (a) Base Salary. Executive's base salary shall be per annum or such higher (but not lower) amount as the Board may designate from time to time in accordance with the Company's compensation policies as in effect immediately prior to the Effective Date (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding.

         (b) Annual Bonus. Following the end of each fiscal year, Executive shall be awarded a bonus (the "Annual Bonus") with respect to that fiscal year which shall be calculated using the methodology set forth in the 1998 Approved Bonus Plan attached hereto as Exhibit A or the 1998 Sales Commission Plan attached hereto as Exhibit B, as applicable, as modified from year to year, which Annual Bonus (if any) shall be payable on or before February 28 of the next succeeding fiscal year.

         (c) Benefits. In addition to the Base Salary and Annual Bonus payable to Executive pursuant to this Section 3, Executive will be entitled to participate in any pension benefit plan, welfare benefit plan (including without limitation any medical, prescription, dental, disability and life insurance plan), tax-deferred savings plan and other benefit arrangement offered by the Company to its executive employees as of the date of this Agreement or, if more beneficial to Executive, any such plan or other benefit arrangement in effect during the Employment Period. In addition, each Executive will be entitled to the number of vacation days determined in accordance with the Company's vacation policy as in effect on the date of this Agreement. Executive shall also be entitled to (i) prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties in accordance with the Company's business expense reimbursement policy and (ii) an office of a size and with furnishings and other appointments and to support personnel substantially equal to those in effect on the date of this Agreement.

         4. Termination.

         (a) Unless renewed by the mutual agreement of the Company and Executive, the Employment Period shall end on the anniversary of the Effective Date (the "Expiration Date"); provided, that the Employment Period (i) shall terminate prior to the Expiration Date upon Executive's resignation, death or Disability (as defined below), (ii) may be terminated by the Company at any time prior to the Expiration Date for Cause (as defined below) or without Cause,


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

and (iii) may be terminated by Executive at any time prior to the Expiration Date for Good Reason (as defined below) or without Good Reason.

         (b) If the Employment Period is terminated due to Executive's death or Disability prior to the Expiration Date, Executive shall be entitled to only such benefits as are customarily provided in such circumstances by the Company (which benefits shall be no less favorable than the benefits provided by the Company in such circumstances as of the date of this Agreement). For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness; provided, that a return to work for less than thirty consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned 180 day period.

         (c) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to the Expiration Date, Executive shall be entitled to receive the following benefits: (i) the Base Salary (as in effect on the date of termination) that would have been payable to Executive from the date of termination to the end of the Employment Period had such termination not occurred, payable in regular installments in accordance with the Company's general payroll practices and subject to customary withholding, (ii) cash payments in respect of the amounts that Executive would have been entitled to receive or to be allocated pursuant to the Clark-Schwebel, Inc. Retirement Partnership Plan (as in effect on the date of this Agreement) from the date of termination to the end of the Employment Period had such termination not occurred, payable in regular installments in accordance with the Company's general payroll practices and subject to withholding, and (iii) an amount equal to the average of (A) the Annual Bonus most recently earned by or paid to Executive prior to the date of termination and (B) the Annual Bonus earned by or paid to Executive for the bonus period immediately prior to the most recently ended bonus period, for each bonus period that would have occurred from the date of termination to the end of the Employment Period had such termination not occurred, which amount shall be payable on or before February 28 of the succeeding fiscal year. In addition, (1) Executive and his family shall be entitled to participate in the medical and dental plans offered by the Company from the date of termination through the end of the Employment Period as if such termination had not occurred, and thereafter, Executive shall be entitled to participate in such medical and dental plans pursuant to the provisions of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended and (2) the Company shall continue to pay the premiums on life and long-term disability insurance policies for Executive from the date of termination through the end of the Employment Period as if such termination had not occurred. During the one year period following the date of termination, the Company shall pay the reasonable costs and expenses of one executive outplacement firm to help the Executive secure other employment. Notwithstanding the foregoing, (A) in connection with any amounts payable pursuant to clause
(ii) immediately above, Executive shall not be permitted to participate in the Clark-Schwebel, Inc. Retirement Partnership Plan and any payments made pursuant to such clause (ii) shall not be grossed up to compensate Executive for the loss of the benefit of tax deferred treatment received by the participants of such plans and (B)


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

the Company shall not be obligated to pay or provide any benefit or amount set forth in this paragraph (c) if Executive has breached in any material respect the provisions of paragraph 6 hereof.

         (d) If the Employment Period is terminated prior to the Expiration Date by the Company for Cause or by Executive other than for Good Reason, Executive shall only be entitled to receive his Base Salary through the date of termination.

         (e) For purposes of this Agreement, "Cause" shall mean (a) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt of written notice from the Board specifying such breach, (b) Executive's willful and repeated failure (except by reason of Disability) to comply with the lawful directives of the Board or his superior officer(s) consistent with the terms of this Agreement after a written demand for such compliance is delivered to Executive by the Board or such officer identifying specifically the nature of such noncompliance, (c) gross negligence or willful misconduct in the performance of Executive's duties under this Agreement, (d) fraud committed by Executive with respect to the Company or any of its subsidiaries, or (e) the commission of a felony or a crime involving moral turpitude; provided, that Executive will not be deemed to have been terminated for Cause unless (i) the Company notifies Executive of the facts and circumstances providing the basis for termination for Cause, (ii) Executive has had the opportunity to be heard before the Board, and (iii) three-quarters of the Board determines that the Company may terminate Executive for Cause under the Agreement.

         (f) For purposes of this Agreement, "Good Reason" shall mean (a) a material breach of the Agreement by the Company which is not cured within thirty
(30) days of receipt of written notice from Executive specifying such breach,
(b) the assignment to Executive of duties inconsistent with his position, authority or responsibility or a material reduction or a material adverse alteration of such duties, authority or responsibility or (c) a material relocation of the offices of the Company where the Executive performs his duties under this Agreement on the Effective Date. Executive's continued employment by the Company for a period of not more than ninety (90) days after the occurrence of the event giving rise to Executive's right to terminate this Agreement for Good Reason shall not be deemed a waiver of such right.

         5. Confidential Information. Executive acknowledges that the secret or confidential information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company and its subsidiaries ("Confidential Information") are the property of the Company or such subsidiaries. Therefore, Executive agrees that, except as may be required by law or legal process, he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating


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

to the Confidential Information or the business of the Company or any subsidiary which he may then possess or have under his control.

         6. Non-Compete, Non-Solicitation.

         (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that during the Noncompete Period (as defined below), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

         (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was a key employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

         (c) If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 6 are reasonable.

         (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this
Section 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.


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

         (e) For the purposes of this Agreement, "Noncompete Period" shall mean
(i) if Executive's employment is terminated during the Employment Period by the Company other than for Cause or by Executive with Good Reason, a period continuing until the Expiration Date, or (ii) if Executive's employment is terminated during the Employment Period by the Company for Cause or by Executive without Good Reason, a period continuing until the first anniversary of the Expiration Date.

         7. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than the Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

         8. Survival. Paragraphs 4 through 6 and paragraphs 9 through 17 and Sections 19 through 21 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

         9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, certified or registered, return receipt requested, postage prepaid, to the recipient at the address below indicated:

         Notices to Executive:





         Notices to the Company:

         Clark-Schwebel, Inc.
         2200 South Murray Avenue
         (P.O. Box 2627)
         Anderson, SC 29622
         Attn:    President


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

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

         10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         11. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The captions of this Agreement are for convenience of reference only, are not part of this Agreement and shall not be used to interpret this Agreement.

         12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party as the supposed drafter of the language.

         13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         14. Successors and Assigns.

         (a) This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, personal representatives, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company otherwise than by will or the laws of descent and distribution.

         (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.


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

         15. Dispute Resolution.

         (a) If any dispute, claim or difference arises out of this Agreement or the employment relationship thereby created, or as to the rights and liabilities of the parties hereunder or as to the breach or invalidity hereof, or in connection with the construction of this Agreement including any dispute, claim or difference as to whether an issue is arbitrable (each such event being hereinafter called a "Dispute"), the parties will settle such Dispute exclusively by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association in effect as of the date of commencement of the arbitration.

         (b) Either party may demand that any Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed in this Agreement for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

         (c) The arbitration will be held in the City of Atlanta unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof; provided, further, that nothing contained in this Section 15 will be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction in the United States for injunctive or other provisional relief to compel another party hereto to comply with its obligations under this Agreement or any other agreement between or among the parties during the pendency of the arbitration proceedings.

         (d) The arbitration shall be conducted by an arbitrator appointed by the American Arbitration Association (the "Arbitrator") who shall conduct such evidentiary or other hearings as he deems necessary or appropriate and thereafter shall make a final determination as soon as practicable after the conclusion of the hearings. Any arbitration pursuant hereto shall be conducted by the Arbitrator as the parties may mutually agree or if the parties do not so agree under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrator shall not be required to comply strictly with such rules in conducting any such arbitration.

         (e) The Company shall bear its own fees and expenses incurred in connection with the arbitration, the fees and expenses of the Arbitrator incurred in connection with the arbitration, and shall pay the reasonable fees and expenses (including the legal fees of one law firm) incurred by Executive in connection with the arbitration.

         (f) The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including without limitation, specific performance of any obligation under this Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The decision and award of the Arbitrator shall be in writing and counterpart copies thereof shall be delivered to each party. The decision and award of the Arbitrator shall be binding on all parties. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify


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

the provisions of this Agreement. Either party to the arbitration may seek to have the ruling of the Arbitrator entered in any court having jurisdiction thereof.

         (g) Each party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the Arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party the reasonable attorney's fees, costs and expenses incurred by such other party prior to the entry of such order.

         (h) All aspects of the arbitration shall be considered confidential and shall not be disseminated by any party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The Arbitrator shall be required to issue prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competence jurisdiction in an unrelated proceeding brought by a third party.

         16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive (or their respective successors and legal representatives), and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed a waiver of such provisions.

         17. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ALL SCHEDULES AND EXHIBITS HERETO), EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         18. At-will Employment. Prior to the Effective Date, Executive shall be employed by the Company on an "at will" basis and the employment relationship between the Company and Executive may be terminated at any time by either the Company or Executive for any reason whatsoever, with or without cause.


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

         19. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program or any contract or agreement with the company or any of its affiliated companies at or subsequent to the termination of the Employment Period shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. No such amounts shall reduce any amounts payable under this Agreement.

         20. No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

         21. Interest. If any payment to Executive required by this Agreement is not made within the time for such payment specified herein, the Company shall pay to Executive interest on such payment at the legal rate payable from time to time upon judgments in the state courts in the State of South Carolina from the date such payment is payable under the terms hereof until paid.

                                    * * * * *


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        CLARK-SCHWEBEL, INC.



                                        By
                                           -------------------------------------
                                           Name:
                                           Title:




                                        ----------------------------------------




SWORN TO before me this
    day of            , 1998
---        -----------


                          (SEAL)
--------------------------
Notary Public for South Carolina

My commission expires :
                       --------------

------------------------------------------------------------------------------------------------------------------------------
name                         title                         salary         term         Address            state
------------------------------------------------------------------------------------------------------------------------------
William D. Bennison          President                     $213,200.00    third        12 Belfrey Drive   Greer, SC
                                                                                                          29650
------------------------------------------------------------------------------------------------------------------------------
Richard C. Wolfe             Executive Vice-President of   $172,800.00    third        205 Fox Creek      Anderson, SC  29261
                             Manufacturing                                             Road
------------------------------------------------------------------------------------------------------------------------------
Jack P. Schwebel             Chairman                      $260,000.00    third        10 Dogwood Hills   Pound Ridge, NY
                                                                                                          10576
------------------------------------------------------------------------------------------------------------------------------
Donald R. Burnette           Chief Financial Officer       $125,000.00    third        32 Regan Court     Inman, SC
                                                                                                          29349
------------------------------------------------------------------------------------------------------------------------------
William H. Boyles            Vice-President Fiber Glass    $139,000.00    second       300 Belfrey Drive  Greer, SC
                             Sales and Marketing                                                          29650
------------------------------------------------------------------------------------------------------------------------------
Dieter R. Wachter            Vice-President High           $130,000.00    second       44 Maywood Road    Darien, CT  06820
                             Performance Fabric
------------------------------------------------------------------------------------------------------------------------------
Harvey A. Morse              Vice-President Human          $104,000.00    second       408 Sutton         Anderson, SC  29621
                             Resources                                                 Place,  Harpers
                                                                                       Ridge
------------------------------------------------------------------------------------------------------------------------------

                           EXHIBIT A TO EXHIBIT 10.13

                              CLARK-SCHWEBEL, INC.
                            1998 EXECUTIVE BONUS POOL



Attached is the 1998 Executive Bonus Plan as submitted by management and recommended by the Compensation and Benefit Committee.

1. The plan is based on EBITDA. From $0 - $29.9M EBITDA, the pool is $0K, or Board discretion. A table is attached that reflects the % of bonus pool earned at various levels of EBITDA up to $56M or 125% of pool.

2. A secondary pool of 10.0% would be set aside to reward management members outside the incentive plan. (In the past, these awards have been recommended by the responsible Vice President, based on individual special performance.)

3. The plan participant pool would be split between earned @ 70% and discretionary @ 30%. Payout of the discretionary portion would be determined by the appropriate Vice President and President, based on individual goals and performance against those goals.

4. There will be five levels of participation ranging from 40.0% to 120% of annual base salary based on level of responsibility.

5. The bonus allocation pool will be calculated by multiplying the base pay (W-2 base pay) of each individual by their level of participation and totaling. The earned bonus of 70% is then allocated to participants based on the allocation pool while the 30% discretionary portion is based on individual's performance as determined by their respective manager.

                              CLARK-SCHWEBEL, INC.
                               BONUS POOL SCHEDULE

                                                                           POOL: $2,055K

                                                                               $000
                                        %                                     EARNED
EBITDA                                 POOL                                    POOL
------                                 ----                                   ------
0 - 29.9                               BOARD DISCRETION
30.0                                    25.0                                 $  514.0
37.0                                    50.0                                 $1,028.0
44.0                                    75.0                                 $1,541.0
50.0                                   100.0                                 $2,055.0
56.0                                   125.0                                 $2,568.8

PARTICIPATION LEVEL AS A % OF BASE SALARY

PLAN LEVEL    I.       120%
              II.      100%
              III.      80%
              IV.       60%
              V.        40%